COMMERCIAL AGREEMENT WITH EXCLUSIVE CLAUSE:

         In Santiago at November 15, 1998 between TEPUAL S.A. (hereinafter "Tepual"), a Chilean company represented by Mr. Max Rutman, President, addressed in General Ekdahl 159, Recoleta, Santiago, Chile and KELOR TRADING LTD. (hereinafter "Kelor"), represented by Mr. Jose Gutierrez, Director, addressed in Second Floor Saint Andrew's House, 28-30 Exchequer Street, Dublin 2, Republic of Ireland, it is agreed the following commercial Agreement with exclusive clauses.

1. Tepual is a commercial and technical company specialized in krill products that possesses a broad market of specialty krill products and the know how of a technological package for factory vessels to produce said products under the required technical specifications and quality. Under this agreement Tepual S.A. convenes to transfer this technological package to Kelor.

2. Under this Agreement Kelor will finance, purchase and prepare vessels for the exploitation and production of krill products starting in the 1999 season with one vessel. The products will be krill meal, krill oil and other under development krill products established with Tepual under the scope of this contract.

3. Tepual will promote and develop the market for these products and will hold the exclusive rights to distribute and sell them under a brokerage scheme all over the world. Tepual will use its own commercial net to reach the main markets and all its technical and scientific facilities and staff to research and develop over krill to introduce new products to the market regularly.

4. Kelor will sell its production through Tepual and will assist the market development supplying all the support to the research and development activities of Tepual on board its vessels. Under this Agreement Kelor will have the first refusal to take the exclusive to exploit each new line of product and market opportunities resulting from this research and development work. Kelor will take this option either alone or in new associations and will be free to establish at its own will working procedures. Tepual rights over the new developments will be negotiated when Kelor takes its right of first refusal over the new product or development.

5. Kelor will pay a brokerage commission of 3% over the F.O.B. sales and U$ 20,0 per ton. of krill meal and 5% for krill oil produced on board as payment for the quality control system and technical support on board in charge of Tepual as part of the technological package stated in point 1 of this contract. Every new product introduced in the line will have a prenegotiated commission.

6. To receive the exclusive rights to make the brokerage of krill products from Kelor, Tepual commits to finance up to U$ 2,000,000 for the period 1998-1999 when Kelor will prepare one vessel to operate in Antarctic waters. The financing will consist in the technological package transferred through Tepual administrative and technical staff,

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machinery and equipments bought specifically for the project, cash for other investments and cash for working capital. All the financing for the period will be properly agreed and accounted at termination of the 1998-1999 project and the total value and final payment terms will be included as Addendums that will be part of this contract. All pending debt will pay an interest rate of 13,5% per year while.

7. Payment terms will be agreed in such a way that the debt will be totally paid in eighteen months after the start of production in Antarctic waters. The estimated date is June 10, 1999. Payment of these debts will be done by Kelor through its cash superavits from the operational cash flow based on budgets prepared together with Tepual and by no means these payments will restrict the operations for lack of working capital. Under these circumstances both Kelor and Tepual will convene the best payment schedule of the obligations.

8. As part of this Agreement, Tepual staff will be in charge of all the development of the project for each vessel, the administration, the designs, the equipment selection and definition of shipyard works required, the technical staff on board and the crewing, the tests trials of the vessel in operation and setting up the process standards. Kelor will extend the proper power of attorney to the nominated Tepual staff to develop these activities under its name. All this work will be included in the value of the technological package that will be properly charged as part of the financing to Kelor.

9. To assist Tepual to obtain the financing sources for its commitment, Kelor agrees to give the vessels as collateral in whatever state they are and when needed in order that Tepual can use them as guarantee in its financial negotiations, subject that this cession does not interfere at all with the operations.

10. This contract will be indefinite and it will be finished under the following circumstances:

         10.1 Agreement from both parties with a fixed finishing date defined in common.

         10.2 Sales volumes and/or prices below 50% of the budgets for more that sequential years.

         10.3 Termination or absorption of Tepual S.A. by other companies, including bankruptcy, intervention or any other form of taking over of the control of the company.

         10.4 Sale or absorption or taking over of Kelor by other companies. Prior to termination the pending debt to Tepual must be paid. Negotiations for this payment are accepted, but not longer than two years.

11. Every difference of interpretation or problem of any nature arising from this contract will be agreed between the parties in goodwill. Any deviation from the spirit of the contract

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will be notified in written form and both parties will meet within the following week after notification to look and study the solution to the problems.

12. If by any event the situation not solved in point 11 requires a definition, both parties agree to go to arbitration by a nominee agreed in common. The final verdict of this arbitration will be accepted by both parties without claim.

13. Both parties agree that this contract will be ruled by the laws of Denmark.

On behalf of Tepual S.A.                         On behalf of Kelor Trading Ltd.



By:  /s/ Max Rutman                              By: /s/ Jose Gutierrez
     -------------------------                       --------------------------
     Max Rutman                                      Jose Gutierrez
     President of the Board                          Director of the Board

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